Exhibit 5.1

April 17, 2008

Board of Directors
uVuMobile, Inc.
2160 Satellite Boulevard
Suite 130
Duluth, GA 30097

Gentlemen:

I am acting as Interim General Counsel to uVuMobile, Inc., a Delaware corporation (the "Company"), in connection with the proposed offer and sale by certain selling shareholders of up to (i) 6,772,234 shares of the Company's common stock underlying its 8% Secured Convertible Debentures, (ii) 6,022,788 shares of the Company's common stock underlying its warrants and (iii) up to 300,000 shares of its common stock, for a total of 13,095,022 shares of common stock.

In my capacity as counsel to the Company, I have participated in the preparation of Amendment No. 4 to Registration Statement on Form S-1 of the Company with respect to the offer and sale of the common stock to be filed with the Securities and Exchange Commission under the Securities Act of 1933, and the General Rules and Regulations thereunder. Capitalized terms used therein shall have the meanings ascribed to them in the Registration Statement.

In connection with the opinions expressed below, I have examined a signed copy of the Registration Statement, corporate records of the Company (on which I have relied with respect to the accuracy of the material factual matters covered thereby), and such other documents as I have deemed necessary or appropriate for purposes of the opinions expressed below.

Based on the foregoing and subject to the qualifications and limitations set forth below, I am of the opinion that (i) the shares of common stock held by the selling shareholders are validly issued, fully paid and non-assessable, (ii) the shares of common stock to be issued pursuant to the Debentures, when duly delivered against payment as provided in the Debentures, shall be validly issued, fully paid and non-assessable, and (iii) the shares of common stock to be issued pursuant to the Warrants, when duly delivered against payment as provided in the Warrants.

My opinion is limited in all respects to the substantive law of the State of Delaware and the federal law of the United States, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. The opinion expressed in this letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect matters or opinions set forth herein.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the statement made regarding me under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

Very Truly Yours,

/s/ Donald T. Locke
Donald T. Locke
Interim General Counsel

uVuMobile, Inc. ׀  2160 Satellite Boulevard  ׀  Suite 130  ׀  Duluth, GA 30097  ׀  678.417.2000  ׀  Fax: 678.868.2722